UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------

                                    FORM 8-K

                                  ------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                  March 7, 2005                                 333-101960
Date of Report (Date of earliest event reported)          Commission File Number


                          YUKON GOLD CORPORATION, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                          98-0413063
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification Number)


                                 347 Bay Street
                                    Suite 408
                            Toronto, Ontario M5H 2R7
               (Address of Principal Executive Offices) (Zip Code)


                                 (416) 865-9930
              (Registrant's telephone number, including area code)


================================================================================

Item 2.01     Completion of Acquisition or Disposition of Assets.

Yukon Gold Corporation, Inc. ("Yukon Gold") acquired from Medallion Capital Corp. ("Medallion") all of Medallion's rights to purchase and develop the Marg Property which consists of 402 contiguous mineral claims covering approximately 20,000 acres located in the central Yukon Territory of Canada. The price paid by Yukon Gold was Medallion's cost to acquire the interest. The Acquisition was agreed to in principal on Mach 1, 2005 and finalized on March 4, 2005. A 1997 study of the Marg Property by an independent third party indicates a deposit of copper, lead, zinc, silver and gold. Yukon Gold has issued a press release containing more detailed information, which press release has been included herewith as Exhibit 99.1.

The rights acquired by Yukon Gold arise under a Property Purchase Agreement between Medallion and Atna Resources Ltd. ("Atna"), hereinafter referred to as the "Marg Acquisition Agreement." Under the terms of the Marg Acquisition Agreement, Medallion paid CND$150,000 (US$121,951) cash and committed to deliver to Atna 133,333 common shares of Yukon Gold. Yukon Gold has assumed all of the rights and obligations of Medallion under the Marg Acquisition Agreement, including the obligation to issue common stock. Yukon Gold has agreed to make subsequent payments under the Marg Acquisition Agreement of: (i) CND$50,000 (US$40,650) cash and an additional 133,333 common shares of Yukon Gold on or before December 12, 2005; (ii) CND$100,000 (US$81,300) cash and an additional 133,334 common shares of Yukon Gold on or before December 12, 2006; (iii) CND$100,000 (US$81,300) cash on or before December 12, 2007; and (iv) CND$200,000 (US$162,602) in cash and/or common shares of Yukon Gold (or some combination thereof to be determined) on or before December 12, 2008. Upon the commencement of commercial production, if any, at the Marg Property, Yukon Gold will pay to Atna CND$1,000,000 (US$813,008) in cash an/or common shares of Yukon Gold, or some combination thereof to be determined.

Yukon Gold promised to pay Medallion CND$250,000 (US$203,252) pursuant to a Loan Agreement dated as of March 1, 2005 (the Loan Agreement) which is included herewith as Exhibit 99.3. The loan amount represents consideration of for CND$100,000 (US$81,300) advanced by Medallion to Yukon Gold in June of 2004 and CND$150,00 (US$121,951) incurred by Medallion to acquire the Marg Property. The principal amount of the loan bears interest at 9% per annum. Interest is payable monthly. The principal amount of the loan is payable upon the demand of Medallion. Medallion may not make a demand for repayment prior to May 29, 2005. In the event that Yukon Gold is unable to pay the outstanding principal amount, Yukon Gold has a 120-day cure period. The obligation of Yukon Gold under the Loan Agreement is secured by all of Yukon Gold's rights in and to the Marg Acquisition Agreement. In the event of a default by Yukon Gold that exceeds the 120-day cure period, Medallion shall be entitled to take back the Marg Property and, in conjunction with Yukon Gold, would then have an additional 120 days to liquidate its interest in the Marg Acquisition Agreement with the proceeds to be applied to the transaction costs of such sale and satisfaction of obligations to Medallion under the Loan Agreement. Any surplus would remain with Yukon Gold. In the event that such interest could not be satisfactorily liquidated, Medallion would then be entitled to retain the interest in the Marg Property, in full satisfaction of Yukon's obligations under the Loan Agreement.

Medallion is owned and controlled by Stafford Kelley, Secretary and a Director of Yukon Gold. Mr. Kelley holds approximately 8.5% of the shares of Yukon Gold. Medallion advanced CND$100,000 (US$81,300) to Yukon Gold in June of 2004 and CND$150,000 (US$121,951) to Atna together with 133,333 shares of Yukon Gold to satisfy initial payments under the Marg Acquisition Agreement. The source of the funds used by Medallion was its bank line of credit and a loan from Mr. Kelley to Medallion. The Board of Yukon Gold assigned the negotiation of the transaction to acquire the Marge Property to the Audit Committee of the Board. The Audit Committee does not include Mr. Kelley. The Audit Committee independently reviewed and negotiated the terms of the transaction, including the Loan Agreement. The purchase price paid by Yukon Gold for the Marg Property equaled Medallion's cost to acquire it.

Item 9.01     Financial Statements and Exhibits.

     Exhibits
     --------

       99.1 Press Release of Yukon Gold Corporation, Inc. dated March 2, 2005 entitled, "Yukon Gold Corporation Inc. Acquires the Marg Deposit, a VMS Resource in the Mayo Mining District, Yukon"

       99.2 Assignment of Agreement to Acquire Marg Property dated March 1, 2005 between Medallion and Yukon Gold and Marg Purchase Agreement dated November 25, 2004 (attached as Schedule A)

       99.3 Loan Agreement dated as of March 1, 2005 between Yukon Gold and Medallion

================================================================================

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        YUKON GOLD CORPORATION, INC..


Date: March 7, 2005                     By: /s/Stafford Kelley
                                            ------------------------------------
                                            Name: Stafford Kelley
                                            Title:Secretary